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                                                                     EXHIBIT 4.5

                          PEDIATRIX MEDICAL GROUP, INC.
                1996 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN,
                             As Amended and Restated

1. ADOPTION; PURPOSE

         The Pediatrix Medical Group, Inc. 1996 Employee Non-Qualified Stock Purchase Plan was adopted on April 1, 1996, and has from time to time been amended and restated in accordance with its terms (as so amended and restated, the "Plan").

         The purpose of the Plan is to encourage ownership of Common Stock (as defined below) by eligible employees of the Pediatrix Medical Group Inc., a Florida corporation ("Pediatrix") and its subsidiaries and Affiliated Professional Corporations (as defined below) (collectively with Pediatrix, the "Company"), thereby enhancing employee interest in the continued success and progress of the Company.

         The Plan provides Eligible Employees (as defined below) with the opportunity to invest in Common Stock at a discounted price through payroll deductions.

2. DEFINITIONS

         For purposes of this Plan, the following terms used in this document have the meanings as defined below:

         ACCOUNT - a separate account maintained by the Custodian for each Participant which reflects the number of shares of Common Stock purchased under the Plan by such Participant.

         AFFILIATED PROFESSIONAL CORPORATIONS - Each of the following companies related to Pediatrix through long-term management contracts: Pediatrix Medical Group of Arizona, California, Colorado, Illinois, Kansas, Michigan, New Jersey, New York, Pennsylvania, Puerto Rico, Virginia, and West Virginia, and any future business entity related to Pediatrix and which adopts the Plan with the consent of the Board of Directors of Pediatrix.

         BUSINESS DAY - a day on which there is trading on the New York Stock Exchange.

         CODE - Internal Revenue Code of 1986, including any amendments.

         COMMITTEE - Compensation Committee of the Board of Directors of Pediatrix.


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         COMMON STOCK - common stock, par value $.01 per share, of Pediatrix.

         COMPENSATION - the amount of a Participant's base wages, overtime, commissions, and cash bonuses, before giving effect to any compensation reductions made in connection with any plans described in Section 401(k) or
Section 125 of the Code.

         CUSTODIAN - Salomon Smith Barney.

         ELIGIBLE EMPLOYEE - an employee of the Company who is eligible to participate in the Plan in accordance with Section 3 hereof.

         ENTRY DATE - the first Business Day of each Purchase Period.

         EXCHANGE ACT - The Securities Exchange Act of 1934, as amended.

         FAIR MARKET VALUE - the value of a share of Common Stock on any Business Day shall be the closing price for a share of Common Stock as published in the New York Stock Exchange listing for such day; in the event that such prices are not published, the Fair Market Value of a share of Common Stock shall be determined by the Committee.

         PARTICIPANT - each Eligible Employee who has elected to have amounts deducted from his or her Compensation to participate in the Employee Stock Purchase Plan.

         PURCHASE DATE - each September 30 and March 31, or if any such date is not a Business Day, the first Business Day after the end of each Purchase Period on which it is administratively possible to do the purchase.

         PURCHASE PERIOD - each of the six-month periods ending on the last day of September and March (except that the initial Purchase Period was April 1, 1996, to September 30, 1996).

         PURCHASE PRICE - the lesser of (1) the Fair Market Value of a share of Common Stock on the Entry Date, less 15%, and (2) the Fair Market Value of a share of Common Stock on the Purchase Date, less 15%.

         SEC - Securities and Exchange Commission or any successor agency.



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3. ELIGIBILITY

         Employees are eligible to participate in the Plan if, at the beginning of the Purchase Period, the employee is regularly scheduled to work at least 20 hours per week and more than five months per calendar year. No employee shall be eligible to participate in the Plan if, immediately after the Entry Date, the employee(or any other person whose stock would be attributed to the employee pursuant to Section 424(d) of the Code) would own stock and/or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Pediatrix or any parent company or subsidiaries thereof. Any employee eligible to participate in the Pediatrix Medical Group, Inc. Amended and Restated Qualified Employee Stock Purchase Plan is not eligible to participate in the Plan.

4. PARTICIPATION

         Participation in the Plan is voluntary. An eligible employee may elect to participate by completing an enrollment form and returning it to the Human Resources Department. The payroll deductions will start at the beginning of the next Purchase Period. The completed enrollment form must be received by Human Resources no later than 15 days prior to the beginning of a Purchase Period.

         Purchase Periods begin on April 1 and October 1 of each year so long as the Plan remains in effect. Once an employee enrolls, he/she will automatically continue participation in subsequent Purchase Periods on the same basis, unless he/she elects to change deduction amounts, withdraw, or becomes ineligible.

5. COMMON STOCK AVAILABLE UNDER THE PLAN

         Subject to any adjustment described in this Section 5, the maximum number of shares of Common Stock which may be purchased under the Plan is 750,000. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of shares of Common Stock other than a regular cash dividend, the maximum number and class of shares of Common Stock that may be purchased by any Participant during any Purchase Period, and the purchase price per share of Common Stock shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under this Plan, such fractional security shall be disregarded.



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         Common Stock sold hereunder may be purchased for Participants in the open market (or an exchange or in negotiated transactions) or may be previously acquired treasury shares, authorized and unissued shares, or any combination of shares purchased in the open market, previously acquired treasury shares or authorized and unissued shares.

6. PURCHASES OF COMMON STOCK

         On the Purchase Date for each Purchase Period, whole and fractional shares will be purchased for each Participant with the accumulated Participant payroll deductions. The Purchase Price is the lesser of 85% of the Fair Market Value of a share of Common Stock on the Entry Date, or 85% of the Fair Market Value of a share of Common Stock on the Purchase Date of the Purchase Period. Additionally, commission charges relating to the purchase of Common Stock under the Plan will be paid by Pediatrix.

7. INVESTING IN THE PLAN

         Plan elections for payroll deductions must be in whole percentages or specific dollar amounts. The minimum percent is 1% of Compensation per pay period.

         If a Participant elects a specific dollar amount, the minimum is $25.00 per month. Please see Section 8 hereof for limitations on purchases.

         Payroll deductions are accumulated in non-interest bearing accounts until each Purchase Date.

8. LIMITATION ON PURCHASES

         The Fair Market Value of Common Stock that a Participant has the right to purchase under the Plan, and any employee stock purchase plan of Pediatrix or any parent company or subsidiaries thereof, cannot exceed $25,000, less the 15% discount, or $21,250, in one calendar year. This limitation is based on calculating the Fair Market Value at the beginning of each Purchase Period or at the time such option is granted under any such other employee stock purchase plan. The number of shares of Common Stock that may be purchased by any Eligible Employee during any Purchase Period shall not exceed the whole number of shares determined by dividing $25,000 by the Fair Market Value of a share of Common Stock on the first day of the Purchase Period.


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9. CHANGING PAYROLL DEDUCTIONS

         A Participant's elected payroll deduction may be increased or decreased effective with the next Purchase Period. The form must be received by Human Resources no later than 15 days prior to the next Purchase Period. Changes will not become effective during a Purchase Period.

         Participants may, however, cease deductions during a Purchase Period. If a Participant ceases deductions during a Purchase Period the deductions already taken will be refunded to the Participant as soon as practicable. The Participant would not be eligible to participate again until the second Purchase Period after the one in which he/she withdrew. In order to rejoin the Plan, a new enrollment form must be submitted.

10. RIGHTS AS A STOCKHOLDER

         From the initial Purchase Date of shares of Common Stock, and thereafter (unless and until the Participant sells the Common Stock), the Participant shall have all the rights and privileges of a stockholder of Pediatrix with respect to the shares of Common Stock purchased by the Participant.

         Proxy information will be provided for each stockholders meeting, so that each Participant may have his/her full and fractional shares voted according to their instructions.

11. ACCOUNTS

         Salomon Smith Barney has been appointed Custodian for the Plan. The Custodian will maintain an Account for each Participant. As shares of Common Stock are purchased at the end of each Purchase Period, each Participant's full and fractional shares will be held in his/her Account.

         Participants will receive an Account Statement, as soon as administratively possible after the end of each calendar quarter, which will include the number of full and fractional shares purchased for the Participant at the end of each Purchase Period, the total number of shares owned by the Participant under the Plan, the cost per share, and the current value of shares held.

12. NOTICE OF DISPOSITION OF COMMON STOCK

         Each Participant agrees, by his/her participation in the Plan, to promptly notify Pediatrix in writing of any disposition of any Common Stock purchased under the Plan occurring within two years after the Entry Date of the Purchase Period in which such Common Stock was purchased.



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13. NO TRANSFER OF RIGHTS

         The rights granted under the Plan may not be assigned or transferred under any circumstances.

14. ADMINISTRATION

         The Plan is administered by the Compensation Committee of the Board of Directors of Pediatrix. The Committee has the authority to interpret the Plan and to establish rules and regulations for its administration, and the decisions and interpretations of the Plan by the Committee shall be final, conclusive and binding upon all Participants. The Committee has the authority to delegate the day-to-day administration of the Plan.

15. SELLING STOCK

         Although the Plan is intended to provide Participants with an ownership interest in the Company as an investment, Participants may sell shares of Common Stock purchased under the Plan by contacting Salomon Smith Barney at 800-367-4777 or going on-line at wwww.benefitaccess.com. Additionally, Participants will be responsible for a per share commission fee related to the sale of their stock.

         # SHARES SOLD:                     COMMISSION PER SHARE:**
         -------------                      --------------------
         1 - 1,000                          $0.10
         1,001 - 5,000                      $0.08
         5,001 +                            $0.06

         **Subject to a $25.00 minimum, plus a $5.00 service fee and prevailing SEC fee.

Other fees in addition to those above may also apply:

         SERVICE:                           FEE:
         -------                            ---
         Wiring                             $25.00 per request
         Certificate                        $15.00 per request
         Overnight Delivery                 $15.00 per US delivery

         Restrictions may apply to the resale of shares of Common Stock by certain officers, and those having similar responsibilities, who are subject to the insider reporting and short-swing profit rules of the SEC.



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16. SHAREHOLDER APPROVAL

         To the extent necessary to comply with Rule 16b-3 of the Exchange Act or other applicable law, the Committee shall obtain approval of the shareholders of Pediatrix of any Plan amendment in such a manner and to such a degree as required thereunder.

17. AMENDMENTS

         The Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders of Pediatrix, no amendment may be made (a) increasing the number of shares which may be purchased under the Plan (other than provided in Section 5 herein), (b) materially increasing the benefits accruing to Participants, or (c) materially modifying the requirements as to eligibility for participation in the Plan.

18. TERMINATION OF THE PLAN

         The Plan and all rights hereunder shall terminate on the earliest of:
(a) the date on which the maximum number of shares of Common Stock available for purchase under the Plan has been purchased; (b) the termination of the Plan by the Committee; and (c) the effective date of any consolidation or merger in which Pediatrix is not the surviving entity, any exchange or conversion of outstanding shares of Pediatrix for or into securities of another entity or other consideration, or any complete liquidation of Pediatrix.

         Any such termination shall not impair any rights that under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan is not sufficient to satisfy all then-outstanding purchase rights, the Committee may determine an equitable basis of apportioning available shares of Common Stock among Participants.

         Upon termination of the Plan, any payroll deductions that have not been used to purchase Common Stock, certificates for the number of full shares of Common Stock in the Participant's Account and the cash equivalent for any fractional shares in the Participant's Account shall be delivered by the Custodian to the Participant or his/her legal representative as soon as practicable following such termination. Such cash equivalent shall be determined by multiplying the fractional share by the Fair Market Value of a share of Common Stock on the day immediately preceding such termination of the Plan.




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19. LAWS AND REGULATIONS

         Notwithstanding any other provision of the Plan, the rights of Participants to purchase Common Stock hereunder shall be subject to compliance with all applicable Federal, state, and foreign laws, rules and regulations and the rules of each stock exchange upon which the Common Stock is from time to time listed.

         The Plan and purchase of Common Stock hereunder shall be subject to additional rules and regulations, not inconsistent with the Plan, that may be promulgated from time to time by the Committee regarding purchases and sales of Common Stock.

20. PARTICIPANT RETIREMENT, TERMINATION OR DEATH

         In the event of the Participant's retirement, termination of employment or death, any payroll deductions that have not been used to purchase Common Stock will be refunded to the Participant or to the Participant's beneficiary designated on the Participant's enrollment form. Certificates for the number of full shares of Common Stock and the cash equivalent of any fractional shares held in the Participant's Account will be distributed in accordance with the Participant's instructions, or in the case of the Participant's death, in accordance with the instructions of the beneficiary designated on the Participant's enrollment form. Such cash equivalent shall be determined by multiplying the fractional share by the Fair Market Value of a share of Common Stock on the day immediately preceding the effective date of such Participant's retirement, termination of employment or death.

         In the event that the Participant has not designated a beneficiary on the Participant's enrollment form, any cash and certificates for shares of Common Stock will be delivered to the Participant's estate.

21. EMPLOYMENT

         The Plan shall not confer any rights of continued employment upon any employee of the Company.




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22. ADDITIONAL RESTRICTIONS OF RULE 16b-3

         Persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 of the Exchange Act or any successor provision. This Plan shall be deemed to contain such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions. In the event that Rule 16b-3 provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as to comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3 , no discretion concerning decisions regarding the Plan shall be afforded to any Committee or person that is not "disinterested" as that term is used in Rule 16b-3.

23. MERGER OR OTHER CORPORATE CHANGE

         In the event of a merger or other transaction involving Pediatrix in which shares of Common Stock are exchanged for stock, securities, cash or other property, each option under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation in such transaction, or a parent or subsidiary of such successor corporation. The Board of Directors of Pediatrix may elect, however, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Purchase Period then in effect by establishing a new purchase date or to cancel the Purchase Period, refund all amounts credited to each Participant's Account and thereafter terminate the Plan. If the Board of Directors of Pediatrix shortens the Purchase Period then in effect, Pediatrix shall make its best efforts to notify each Participant of such change at least 10 business days prior to the new purchase date, and allow Participants to elect to receive the cash credited to their Accounts.




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